Exhibit 99.1

IAC REPORTS Q1 2020 – Q1 REVENUE INCREASES TO OVER $1.2 BILLION

NEW YORK— May 6, 2020—IAC (NASDAQ: IAC) released its first quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q1 2020	Q1 2019	Growth

Revenue	$1,228.8	$1,105.8	11%
Operating (loss) income	(177.8)	79.9	NM
Net (loss) earnings	(211.0)	88.7	NM
GAAP Diluted EPS	(2.49)	0.91	NM
Adjusted EBITDA	163.3	190.6	-14%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q1 2020 HIGHLIGHTS

•	IAC and Match Group will hold their respective stockholder meetings to vote on the Match Group separation on June 25, 2020, with the transaction expected to close promptly thereafter.

•	IAC year-over-year revenue growth was 11% in January 2020 and 16% in February 2020 before decelerating to 8% in March 2020 due to the impact of COVID-19. For further detail on 2020 monthly trends and the impact of COVID-19 on our businesses, please refer to the IAC Q1 2020 shareholder letter.

•	Match Group revenue increased 17% to $544.6 million and Average Subscribers increased 15% to 9.9 million. Tinder Average Subscribers increased 28% to 6.0 million.

•	ANGI Homeservices revenue increased 13% to $343.6 million. Operating loss was $16.3 million and Adjusted EBITDA was $34.4 million.

o	Marketplace Service Requests increased 2% year-over-year to 5.9 million, Marketplace Monetized Transactions were flat year-over-year at 3.6 million and Marketplace Transacting Service Professionals increased 5% to 191,000.

•	Vimeo revenue increased 31% to $57.0 million and subscribers grew 31% to nearly 1.3 million (including Magisto which was acquired on May 28, 2019). Excluding Magisto, subscribers grew 10%.

o	Gross bookings growth was 59% in Q1 2020 and accelerated in April 2020.

•	Dotdash revenue increased 30% to $44.1 million.

•	Mosaic Group revenue increased 7% to $50.7 million, comprising 49% of total Applications revenue in the quarter and Mosaic Group ended Q1 2020 with 3.5 million subscribers.

•	Operating loss reflects $233.4 million of goodwill and intangible impairment charges at the Applications segment driven by the impact of COVID-19.

•	For the three months ended March 31, 2020, net cash provided by operations was $81.0 million and Free Cash Flow was $56.4 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q1 2020	Q1 2019	Growth
Revenue
Match Group	$544.6	$464.6	17%
ANGI Homeservices	343.6	303.4	13%
Vimeo	57.0	43.6	31%
Dotdash	44.1	34.0	30%
Applications	104.1	143.5	-27%
Emerging & Other	135.3	116.7	16%
Inter-segment eliminations	(0.1)	(0.1)	-6%
	$1,228.8	$1,105.8	11%
Operating Income (Loss)
Match Group	$134.7	$118.8	13%
ANGI Homeservices	(16.3)	(3.6)	-348%
Vimeo	(14.6)	(17.8)	18%
Dotdash	2.4	3.0	-21%
Applications	(218.6)	25.4	NM
Emerging & Other	(19.8)	(2.5)	-687%
Corporate	(45.6)	(43.4)	-5%
	$(177.8)	$79.9	NM
Adjusted EBITDA
Match Group	$171.5	$155.1	11%
ANGI Homeservices	34.4	37.2	-7%
Vimeo	(11.4)	(16.2)	30%
Dotdash	7.0	7.1	-2%
Applications	10.2	29.7	-66%
Emerging & Other	(17.0)	(2.1)	-710%
Corporate	(31.4)	(20.2)	-55%
	$163.3	$190.6	-14%

Match Group

Please refer to the Match Group Q1 2020 earnings release and the related letter to shareholders from Match Group’s CEO referenced therein for further detail.

ANGI Homeservices

Please refer to the ANGI Homeservices Q1 2020 earnings release and the IAC Q1 2020 shareholder letter for further detail.

Vimeo

•	Revenue increased 31% to $57.0 million driven by 38% higher Platform Revenue, partially offset by the sale of the hardware business in Q1 2019.

o	Platform Revenue growth was due to:
▪	31% growth in ending subscribers to nearly 1.3 million (including the addition of subscribers from Magisto, which was acquired on May 28, 2019). Net subscriber additions were 36,000 during Q1 2020 and even higher in April 2020.
▪	A 6% increase in average revenue per subscriber.

•	Operating loss decreased $3.2 million to $14.6 million and Adjusted EBITDA losses decreased $4.8 million to $11.4 million, reflecting lower marketing.

Dotdash

•	Revenue increased 30% to $44.1 million due to 15% higher Display Advertising revenue and 79% higher Performance Marketing revenue.

•	Operating income decreased 21% to $2.4 million and Adjusted EBITDA decreased 2% to $7.0 million driven primarily to higher compensation costs and content investment.

Applications

•	Revenue decreased 27% to $104.1 million due to a 44% decrease at Desktop, partially offset by a 7% increase at Mosaic Group.

o	Mosaic Group revenue growth was driven by a 7% increase in revenue per subscriber.
o	The decrease in Desktop revenue was driven by lower consumer queries and monetization challenges following prior year browser policy changes, as well as continued business-to-business partnerships declines.

•	Operating loss was $218.6 million as compared to income of $25.4 million in Q1 2019 due primarily to:

o	A $212.0 million goodwill impairment charge and $21.4 million intangible asset impairment charges at Desktop driven by traffic trends and monetization challenges due to the impact of COVID-19.
o	Adjusted EBITDA decreased $19.5 million to $10.2 million.

Emerging & Other

•	Revenue increased 16% to $135.3 million due primarily to the acquisition of Care.com as well as growth at Ask Media Group, The Daily Beast and Bluecrew.

•	Operating loss of $19.8 million and Adjusted EBITDA loss of $17.0 million in Q1 2020 includes:

o	$13.5 million in transaction-related items from the Care.com acquisition (including $8.7 million in deferred revenue write-offs and $4.8 million in transaction-related costs).
o	Lower margins at Ask Media Group.
o	Higher losses at Bluecrew and losses at NurseFly (acquired in Q2 2019).

Corporate

Operating loss increased $2.1 million driven by $11.2 million higher Adjusted EBITDA losses, including $7.6 million in costs related to the separation of Match Group from IAC, partially offset by an $8.5 million decrease in stock-based compensation expense.

Other expense, net

Other expense, net in Q1 2020 includes $51.5 million in impairments related to various equity investments that were adjusted to our estimate of fair value. These adjustments were driven by the impact of COVID-19.

Income Taxes

The Company recorded an income tax benefit of $89.9 million in Q1 2020 primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards, partially offset by the non-deductible portion of the Desktop goodwill impairment charge. The Company recorded an income tax benefit of $63.6 million in Q1 2019, primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the three months ended March 31, 2020, Free Cash Flow decreased $20.7 million to $56.4 million due primarily to lower Adjusted EBITDA and higher interest and tax payments, partially offset by favorable working capital.

	Three Months Ended March 31,
($ in millions, rounding differences may occur)	2020	2019
Net cash provided by operating activities	$81.0	$102.9
Capital expenditures	(24.6)	(25.9)
Free Cash Flow	$56.4	$77.1

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, May 7, 2020, at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020:

•	IAC had 85.0 million common and Class B common shares outstanding.
•	On a consolidated basis, the Company had $2.9 billion in cash and cash equivalents and marketable securities, of which IAC held $1.7 billion, Match Group held $791.3 million and ANGI Homeservices held $384.2 million.
•	On a consolidated basis, the Company had $4.0 billion in long-term debt, of which IAC had $1.7 billion, Match Group had $2.1 billion and ANGI Homeservices had $244.1 million.
•	IAC has a $250 million revolving credit facility, Match Group has a $750 million revolving credit facility and ANGI Homeservices has a $250 million revolving credit facility. The IAC, Match Group and ANGI Homeservices credit facilities had no borrowings as of March 31, 2020 and currently have no borrowings.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

From February 5, 2020 through May 5, 2020, Match Group repurchased 1.3 million common shares at an average price of $64.57. Match Group has 8.6 million shares remaining in its stock repurchase authorization.

From February 5, 2020 through May 5, 2020, ANGI Homeservices repurchased 7.3 million Class A common shares at an average price of $6.95. ANGI Homeservices currently has 20.1 million shares remaining in its stock repurchase authorization.

IAC, Match Group and ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of March 31, 2020, IAC’s economic interest in Match Group was 80.4% and IAC’s voting interest was 97.4%. IAC held 228.4 million shares of Match Group.

As of March 31, 2020, IAC’s economic interest in ANGI Homeservices was 84.9% and IAC’s voting interest was 98.3%. IAC held 421.8 million shares of ANGI Homeservices.

OPERATING METRICS

(rounding differences may occur)

	Q1 2020	Q1 2019	Growth

Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$263.3	$237.8	11%
International (c)	271.5	216.2	26%
Total Direct Revenue (a)	$534.8	$454.0	18%
Indirect Revenue	9.8	10.7	-8%
Total Revenue	$544.6	$464.6	17%

Average Subscribers (in thousands) (d)
North America (b)	4,570	4,361	5%
International (c)	5,344	4,252	26%
Total Average Subscribers	9,914	8,613	15%

ARPU(e)
North America (b)	$0.63	$0.60	5%
International (c)	$0.55	$0.56	-1%
Total ARPU	$0.59	$0.58	1%

ANGI Homeservices

Revenue ($ in millions)
Marketplace (f)	$258.8	$220.5	17%
Advertising & Other (g)	65.4	61.5	6%
Total North America	$324.1	$282.0	15%
Europe	19.5	21.4	-9%
Total ANGI Homeservices revenue	$343.6	$303.4	13%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (f)(h)	5,911	5,797	2%
Marketplace Monetized Transactions (in thousands) (f)(i)	3,590	3,575	0%
Marketplace Revenue per Monetized Transaction (f)(j)	$72	$62	17%
Marketplace Transacting Service Professionals (in thousands) (f)(k)	191	182	5%
Marketplace Revenue per Transacting Service Professional (f)(l)	$1,352	$1,212	12%
Advertising Service Professionals (in thousands) (m)	37	36	4%

See notes on following page

OPERATING METRICS (continued)

	Q1 2020	Q1 2019	Growth

Vimeo
Revenue ($ in millions)
Platform (n)	$57.0	$41.3	38%
Hardware (o)	-	2.3	NM
Total Revenue	$57.0	$43.6	31%

Vimeo Ending Subscribers (in thousands) (p)	1,272	973	31%

Dotdash
Revenue ($ in millions)
Display Advertising (q)	$29.9	$26.0	15%
Performance Marketing (r)	14.2	8.0	79%
Total Revenue	$44.1	$34.0	30%

Applications
Revenue ($ in millions)
Desktop (s)	$53.5	$96.0	-44%
Mosaic Group (t)	50.7	47.6	7%
Total Revenue	$104.1	$143.5	-27%

(a)	Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.
(b)	North America consists of our businesses for users located in the United States and Canada.
(c)	International consists of our businesses for users located outside of the United States and Canada.
(d)	Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. A Subscriber is a user who purchases a subscription to one of our products. Users who purchase only à la carte features do not qualify as Subscribers.
(e)	ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.
(f)	Reflects the HomeAdvisor, Handy and Fixd Repair domestic marketplace, including consumer connection revenue for consumer matches, revenue from jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms and membership subscription revenue from service professionals. It excludes revenue from Angie’s List, mHelpDesk and HomeStars. Fixd Repair has been moved to Marketplace from Advertising & Other and prior year amounts have been reclassified to conform to the current year presentation.
(g)	Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk and HomeStars.
(h)	Fully completed and submitted domestic customer service requests to HomeAdvisor and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms.
(i)	Fully completed and submitted domestic customer service requests to HomeAdvisor that were matched and paid for by a service professional and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms in the period.
(j)	Marketplace quarterly revenue divided by Marketplace Monetized Transactions.
(k)	The number of HomeAdvisor, Handy and Fixd Repair domestic service professionals that paid for consumer matches or performed a job sourced through the HomeAdvisor, Handy and Fixd Repair platforms in the quarter.
(l)	Marketplace quarterly revenue divided by Marketplace Transacting Service Professionals.
(m)	The number of Angie’s List service professionals under contract for advertising at the end of the period.
(n)	Platform Revenue primarily includes subscription SaaS and other related revenue from Vimeo subscribers.
(o)	Hardware Revenue included sales of live streaming accessories. Vimeo sold the hardware business in Q1 2019.
(p)	The number of subscribers to Vimeo’s SaaS video tools at the end of the period (including Magisto which was acquired on May 28, 2019).
(q)	Display Advertising consists primarily of revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.
(r)	Performance Marketing primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.
(s)	Desktop consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.
(t)	Mosaic Group includes Apalon, iTranslate and TelTech and its revenue is primarily generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	5/1/20	Dilution at:

Share Price			$217.28	$230.00	$250.00	$270.00	$290.00

Absolute Shares as of 5/1/20	85.0		85.0	85.0	85.0	85.0	85.0

RSUs and non-publicy traded subsidiary denominated equity awards	0.5		0.1	0.1	0.1	0.1	0.1
Options	4.6	$65.45	0.9	0.9	0.9	0.9	1.0
Warrants expiring on January 1, 2023	3.4	$229.70	0.0	0.0	0.3	0.5	0.7
Warrants expiring on September 15, 2026 and April 15, 2030	3.9	$457.02	0.0	0.0	0.0	0.0	0.0
Total Dilution			1.0	1.0	1.3	1.6	1.8
% Dilution			1.2%	1.2%	1.5%	1.8%	2.0%
Total Diluted Shares Outstanding			86.0	86.0	86.3	86.5	86.7

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. The table above does not reflect any IAC-denominated equity awards approved by the IAC Compensation and Human Resources Committee in 2020 that are to be issued following completion of the Match Group separation, nor does it reflect any adjustments to IAC equity awards that will take place in connection with the Match Group separation.

RSUs and non-publicly traded subsidiary denominated equity awards – These awards are settled on a net basis, with the Company paying in cash any required withholding taxes on behalf of the employees upon net settlement of the awards; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $45.0 million, assuming a stock price of $217.28 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at March 31, 2020.

Options – The Company settles stock options on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise assuming no proceeds are received by the Company and any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $351.2 million ($317.0 million for vested options and $34.2 million for unvested options), assuming a stock price of $217.28 and a 50% withholding rate.

Exchangeable Senior Notes – The Company has three series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for the $517.5 million 0.875% Exchangeable Senior Notes due October 1, 2022, which is the only series of Exchangeable Senior Notes that is currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.

Warrants – At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase IAC shares and the net dilution is reflected in the table above.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended March 31,
	2020	2019

Revenue	$1,228,765	$1,105,843
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	323,221	260,071
Selling and marketing expense	432,697	421,860
General and administrative expense	256,021	213,616
Product development expense	105,733	88,700
Depreciation	24,738	18,971
Amortization of intangibles	52,162	22,752
Goodwill impairment	211,973	-
Total operating costs and expenses	1,406,545	1,025,970

Operating (loss) income	(177,780)	79,873

Interest expense	(44,866)	(31,143)
Other (expense) income, net	(49,893)	651
(Loss) earnings before income taxes	(272,539)	49,381
Income tax benefit	89,896	63,604
Net (loss) earnings	(182,643)	112,985
Net earnings attributable to noncontrolling interests	(28,397)	(24,290)
Net (loss) earnings attributable to IAC shareholders	$(211,040)	$88,695

(Loss) earnings per share attributable to IAC shareholders:
Basic (loss) earnings per share	$(2.49)	$1.06
Diluted (loss) earnings per share	$(2.49)	$0.91

Stock-based compensation expense by function:
Cost of revenue	$1,185	$1,289
Selling and marketing expense	2,424	2,717
General and administrative expense	44,637	45,010
Product development expense	10,218	18,428
Total stock-based compensation expense	$58,464	$67,444

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2020	2019
ASSETS

Cash and cash equivalents	$2,822,729	$3,139,295
Short-term investments	20,000	-
Marketable securities	49,912	19,993
Accounts receivable, net of allowance and reserves	375,854	298,334
Other current assets	267,814	249,367
Total current assets	3,536,309	3,706,989

Property, capitalized software and equipment, net	373,561	371,353
Goodwill	3,042,139	2,854,462
Intangible assets, net	671,467	578,474
Long-term investments	301,592	353,052
Deferred income taxes	190,849	167,054
Other non-current assets	318,832	301,441
TOTAL ASSETS	$8,434,749	$8,332,825

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	102,367	94,356
Deferred revenue	433,728	397,490
Accrued expenses and other current liabilities	514,571	502,003
Total current liabilities	1,064,416	1,007,599

Long-term debt, net	3,625,008	3,121,572
Income taxes payable	18,398	36,489
Deferred income taxes	19,398	21,388
Other long-term liabilities	210,274	202,932

Redeemable noncontrolling interests	42,431	44,527

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	264	263
Class B convertible common stock	16	16
Additional paid-in capital	11,412,142	11,683,799
Retained earnings	1,478,885	1,689,925
Accumulated other comprehensive loss	(157,285)	(136,349)
Treasury stock	(10,309,612)	(10,309,612)
Total IAC shareholders' equity	2,424,410	2,928,042
Noncontrolling interests	1,030,414	970,276
Total shareholders' equity	3,454,824	3,898,318
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,434,749	$8,332,825

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Net (loss) earnings	$(182,643)	$112,985
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Stock-based compensation expense	58,464	67,444
Amortization of intangibles	52,162	22,752
Depreciation	24,738	18,971
Bad debt expense	19,931	15,005
Goodwill impairment	211,973	-
Deferred income taxes	(59,166)	(65,107)
Losses on equity securities, net	51,473	44
Other adjustments, net	20,690	18,697
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(79,799)	(88,367)
Other assets	10,172	6,730
Accounts payable and other liabilities	(24,720)	(26,829)
Income taxes payable and receivable	(47,787)	(6,154)
Deferred revenue	25,487	26,770
Net cash provided by operating activities	80,975	102,941
Cash flows from investing activities:
Acquisitions, net of cash acquired	(532,857)	(21,555)
Capital expenditures	(24,591)	(25,855)
Proceeds from maturities of marketable debt securities	20,000	123,500
Purchases of marketable debt securities	(49,806)	(39,740)
Net proceeds from the sale of businesses and investments	1,476	20,472
Purchases of investments	(25)	-
Other, net	(203)	(1,215)
Net cash (used in) provided by investing activities	(586,006)	55,607
Cash flows from financing activities:
Proceeds from Match Group debt	500,000	350,000
Borrowings under Match Group Credit Facility	-	40,000
Principal payments on Match Group Credit Facility	-	(300,000)
Principal payments on ANGI Homeservices Term Loan	(3,438)	(3,438)
Debt issuance costs	(8,977)	(5,542)
Purchase of Match Group and ANGI Homeservices treasury stock	(120,198)	(24,186)
Proceeds from the exercise of IAC stock options	412	9,298
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	-	573
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(20,927)	(14,062)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(148,580)	(123,148)
Purchase of noncontrolling interests	(3,165)	(3,182)
Other, net	(464)	27
Net cash provided by (used in) financing activities	194,663	(73,660)
Total cash (used) provided	(310,368)	84,888
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5,996)	815
Net (decrease) increase in cash and cash equivalents and restricted cash	(316,364)	85,703
Cash and cash equivalents and restricted cash at beginning of period	3,140,358	2,133,685
Cash and cash equivalents and restricted cash at end of period	$2,823,994	$2,219,388

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended March 31, 2020
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$134.7	$21.2	$9.2	$6.4	$-	$-	$171.5
ANGI Homeservices	(16.3)	25.6	12.1	13.0	-	-	34.4
Vimeo	(14.6)	-	0.1	3.1	-	-	(11.4)
Dotdash	2.4	-	0.2	4.4	-	-	7.0
Applications	(218.6)	-	0.2	22.8	(6.3)	212.0	10.2
Emerging & Other	(19.8)	-	0.4	2.5	-	-	(17.0)
Corporate	(45.6)	11.7	2.5	-	-	-	(31.4)
Total	$(177.8)	$58.5	$24.7	$52.2	$(6.3)	$212.0	$163.3

	For the three months ended March 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$118.8	$28.0	$7.8	$0.4	$-	$155.1
ANGI Homeservices	(3.6)	19.3	7.0	14.5	-	37.2
Vimeo	(17.8)	-	0.2	1.4	-	(16.2)
Dotdash	3.0	-	0.2	3.9	-	7.1
Applications	25.4	-	0.4	2.4	1.5	29.7
Emerging & Other	(2.5)	-	0.3	0.2	-	(2.1)
Corporate	(43.4)	20.2	3.0	-	-	(20.2)
Total	$79.9	$67.4	$19.0	$22.8	$1.5	$190.6

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of May 1, 2020 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property, capitalized software and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call, which will be held at 8:30 a.m. Eastern Time on Thursday, May 7, 2020 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the risks inherent in separating Match Group from IAC (including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, the expected timing of the transaction or whether it will be completed, the factors that may impact the calculation of the exchange ratio which will determine the number of new shares of the post-transaction Match Group to be received by IAC shareholders, the expected tax treatment of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of IAC and Match Group), the impact of the outbreak of the COVID-19 coronavirus on our businesses, our continued ability to successfully market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, the failure or delay of the markets and industries in which our businesses operate to migrate online, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to successfully offset increasing digital app store fees, our ability to establish and maintain relationships with quality service professionals, changes in our relationship with (or policies implemented by) Google, foreign exchange currency rate fluctuations, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to expand successfully into international markets, regulatory changes and our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

*    *    *